Exhibit 10.30

RESTRICTED STOCK AGREEMENT
UNDER THE
CAL DIVE INTERNATIONAL, INC. 2013 STOCK INCENTIVE PLAN

THIS AGREEMENT (the "Agreement") is effective as of December 12, 2013 by and between Cal Dive International, Inc., a Delaware corporation ("Cal Dive") and __________ (the "Award Recipient").

WHEREAS, the Company maintains the 2013 Stock Incentive Plan (the "Plan"), under which the Compensation Committee of the Board of Directors of the Company (the "Committee") may, among other things, grant shares of restricted stock of Cal Dive's common stock, $0.01 par value per share (the "Common Stock"), to directors of Cal Dive and its subsidiaries (collectively, the "Company") as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;
WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient shares of restricted stock.

NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
 AWARD OF SHARES
1.1            The Committee hereby awards to the Award Recipient _______ shares of restricted stock (the "Restricted Stock").
1.2            The Restricted Stock is subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.  The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.
2.
 VESTING
2.1            Subject to the provisions of the Plan and the other provisions of this Agreement, and provided the Award Recipient remains a member of the Company's Board of Directors on the applicable date, the shares of Restricted Stock granted hereby vest as follows:
Shares Vesting	Scheduled Vesting Date
One-third of the shares	First Anniversary of Grant Date
One-third of the shares	Second Anniversary of Grant Date
One-third of the shares	Third Anniversary of Grant Date

2.2            Subject to Section 12 of the Plan, all unvested shares of Restricted Stock shall vest in full upon a Change of Control.
2.3            Termination of the Award Recipient's service on the Company's Board of Directors for any reason shall result in forfeiture of all unvested Restricted Stock.
3.
 RESTRICTIONS ON RESTRICTED STOCK
In addition to the conditions and restrictions provided in the Plan, the shares of Restricted Stock and the right to vote the Restricted Stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Subject to the restrictions on transfer provided in this Section 3, the Award Recipient shall be entitled to all rights of a stockholder of Cal Dive with respect to the Restricted Stock, including the right to vote the shares and receive dividends and/or other distributions declared thereon.
4.
 EVIDENCE OF STOCK OWNERSHIP
4.1            Ownership of the Restricted Stock by the Award Recipient shall be reflected by the issuance of stock certificates or by book entry evidence of ownership.  Any stock certificates evidencing the Restricted Stock shall be retained by the Company until the lapse of restrictions under the terms hereof.  The Company shall place a restriction, in the form specified in the Plan, on any stock certificates or on any book entry evidence of ownership restricting the transferability of the shares of Restricted Stock.

4.2            Upon the lapse of restrictions on shares of Restricted Stock, the Company shall cause a stock certificate or book entry evidence of ownership without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee within 30 days.  Upon receipt of such stock certificate or evidence of ownership, the Award Recipient is free to hold or dispose of the shares represented by such certificate or evidence of ownership, subject to applicable securities laws.
5.
 DIVIDENDS
Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient currently.
6.
 TAXES
The Award Recipient understands that he or she (and not the Company) shall be responsible for the Award Recipient's own tax liability that may arise as a result of the transactions contemplated by this Agreement.  The Award Recipient understands that Section 83 of the Code taxes as ordinary income the Fair Market Value of the Restricted Stock as of the date any restrictions on the shares lapse.  The Award Recipient understands that he or she may elect to be taxed at the time the Restricted Stock is granted rather than upon vesting by filing an election under Section 83(b) of the Code with the I.R.S. within thirty days from the date of grant.  The Award Recipient acknowledges that it is his or her sole responsibility, and not the Company's, to timely file any such election.
7.
 BINDING EFFECT
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.
8.
 INCONSISTENT PROVISIONS
The shares of Restricted Stock granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
9.
 GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
10.
 SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Award Recipient and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
11.
 ENTIRE AGREEMENT; MODIFICATION
The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.  The Committee may amend, modify, or terminate the Restricted Stock at any time prior to vesting in any manner not inconsistent with the terms of the Plan.  Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Award Recipient hereunder without his or her consent.
By Award Recipient's signature below, Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement.  Award Recipient agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

signatures appear on the following page

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Award Recipient has executed this Agreement, all effective as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:
Quinn J. Hébert
Chairman, President and Chief Executive Officer

AWARD RECIPIENT: